Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Match Group, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	4,200,000	$33.98	$142,716,000.00	0.0001531	$21,849.82

Total Offering Amounts:							$142,716,000.00		21,849.82
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$21,849.82

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, $0.001 par value per share (“Common Stock”), of Match Group, Inc. (the “Company” or “Registrant”) (i) authorized for issuance under the Match Group, Inc. Amended and Restated 2024 Stock and Annual Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

Amount of Registration Fee estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Stock Market LLC (Nasdaq Global Select Market) on July 30, 2025.